EXHIBIT 99.2


DATA SYSTEMS & SOFTWARE INC. ANNOUNCESAGREEMENT IN PRINCIPLE FOR STRATEGIC TRANSACTION WITH KARDAN

         MAHWAH, N.J., April 19 /PRNewswire-FirstCall/ -- Data Systems & Software Inc. (Nasdaq: DSSI - NEWS) today announced that it has signed an agreement in principle with Kardan Communications Ltd. ("Kardan"), a subsidiary of Kardan N.V., for a strategic transaction with Kardan or an affiliate thereof. The transaction contemplates the purchase by the Company of certain interests in a portfolio of communication and technologies companies owned by Kardan in exchange for the issuance by the Company of approximately 3.7 million shares of its common stock. The agreement in principle also contemplates the issuance by the Company of an additional approximately 881,000 shares of its common stock to Kardan and another minority shareholder of the Company's dsIT Technologies Ltd. subsidiary ("dsIT") in exchange for the approximately 32% of dsIT not currently owned by the Company. It is contemplated that upon consummation of the transaction, a majority of the current members of the Company's Board of Directors will resign and be replaced by nominees of Kardan.

         As part of the transaction, Kardan would invest $2 million in the Company in exchange for approximately 631,000 shares of common stock of the Company and warrants, exercisable for two years from the closing of the transaction, to purchase an additional 500,000 shares of common stock at 120% of the purchase price of the common stock purchased at closing. Kardan would also be obligated to invest up to an additional $1 million in exchange for additional shares of common stock in the event that the Company's cash on hand falls below a certain level.

         George Morgenstern, Chairman and Chief Executive Officer of DSSI, commented: "The Company's management and the members of the Board of Directors, aided by market analysis and valuation data provided to us by Foresight, have devoted significant time and resources to the detailed consideration of the strategic issues which the Company faces and the evaluation of opportunities to enhance long-term shareholder value. We are excited about the contemplated transaction with Kardan and believe it to be the best possible alternative to achieve this goal."

         The transaction is subject to, among other things, the negotiation of definitive documentation, approval of the board of directors of the Company and Kardan, the approval of the Company's shareholders, consents and approvals of applicable governmental entities, and the satisfactory completion of due diligence by both the Company and Kardan.

         The full terms of the agreement in principle are included in a Current Report on Form 8-K which the Company filed today with the Securities and Exchange Commission.


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         DSSI is a provider of software consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. In addition, its Comverge Inc. affiliate provides energy intelligence solutions to utilities. For more information, contact: George Morgenstern, CEO, (201) 529-2026, IR@DSSIINC.COM.

         Kardan Communications Ltd., a subsidiary of Kardan N.V., holds a portfolio of small to medium investments in the fields of communications, satellite services, computer systems, and other high technology fields. Kardan N.V., which is listed on Euronext Amsterdam under the symbol "KRNV," is an entrepreneurial investment group which invests in high-growth businesses in order to create value for its shareholders. The group is active in five sectors: real estate, financial services, infrastructure, automotive, and high tech/telecom. For more information, contact: Israel Frieder, President and CEO, Kardan Communications Ltd., info@kardan.com.

         THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING RISKS ASSOCIATED WITH (I) NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTATION RELATED TO THE CONTEMPLATED TRANSACTION WITH KARDAN, (II) THE RESULTS OF THE DUE DILIGENCE INVESTIGATION TO BE CONDUCTED BY THE COMPANY AND KARDAN AND (III) OBTAINING SHAREHOLDER APPROVAL OF THE CONTEMPLATED TRANSACTION FROM THE SHAREHOLDERS OF THE COMPANY. THERE IS NO ASSURANCE THAT THE COMPANY WILL BE SUCCESSFUL IN COMPLETING THE CONTEMPLATED TRANSACTION WITH KARDAN. EVEN IF SUCH TRANSACTION IS CONSUMMATED, THERE IS NO ASSURANCE THAT ANY IMPROVEMENTS IN OPERATING RESULTS AND/OR IN THE TRADING PRICE FOR THE COMPANY'S SHARES WILL RESULT THEREFROM. ACTUAL RESULTS MAY VARY FROM THOSE PROJECTED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. A MORE COMPLETE DISCUSSION OF RISKS AND UNCERTAINTIES WHICH MAY AFFECT THE ACCURACY OF THESE STATEMENTS AND THE COMPANY'S BUSINESS GENERALLY IS INCLUDED IN "BUSINESS--FACTORS WHICH MAY AFFECT FUTURE RESULTS" IN THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K AS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.






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